Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2011 relating to the financial statements and financial statement schedules of Worlds Inc. (f/k/a Worlds.com Inc.), which appears in Worlds Inc.'s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Bongiovanni & Associates, CPA'S

Bongiovanni & Associates, CPA'S

Cornelius, North Carolina

November 17, 2011